Exhibit 23.8



                                  CONSENT
                                     OF
                        GERARD KLAUER MATTISON & CO.

     We hereby consent to the (i) inclusion of our opinion letter, dated September 28, 1995, to the Board of Directors of Metromedia International Telecommunications, Inc. ("MITI") as Appendix D to the Joint Proxy Statement/Prospectus of The Actava Group Inc. ("Actava") filed with the Securities and Exchange Commission and distributed to the stockholders of Actava, Orion Pictures Corporation ("Orion") and MCEG Sterling Incorporated ("Sterling") in connection with the proposed mergers of Orion and MITI with and into newly formed subsidiaries of Actava and the proposed merger of Sterling with and into Actava and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "SUMMARY INFORMATION - Opinion of MITI's Financial Advisor" and "PROPOSAL NO. 1 - THE PROPOSED MERGERS - Background of the Mergers - MITI Board Deliberations," "- Reasons for the Mergers; Board Recommendations - MITI's Reasons for the MITI Merger" and "- Opinions of Financial Advisors - MITI." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                              GERARD KLAUER MATTISON & CO., LLC


                              By: /s/  Lawrence F. Calahan
                                  ------------------------------
                                     Name:  Lawrence F. Calahan
                                     Title: Vice President


New York, New York
September 28, 1995